Exhibit 99.1

Cascade Microtech Reports First Quarter 2008 Results

Revenues of $20.8 million with higher Consumable Revenues from Pyramid Probe Cards and Engineering Probes; Overall EPS is break-even with solid Cash Flow generation

PORTLAND, Ore.—(MARKETWIRE)—April 29, 2008—Cascade Microtech (NASDAQ:CSCD), today reported financial results for the first quarter ended March 31, 2008.

Highlights for the First Quarter 2008 include:

•	Revenues of $20.8 million, down 6% sequentially and down 8% from Q1 last year

•	$14.5 million Engineering Products Division revenue, down 7% sequentially and down 21% from Q1 last year due to lower station revenues

•	$ 6.3 million Production Products Division revenue, flat sequentially but up 54% over Q1 last year

•	Pyramid Probe card revenue was $5.4 million, up 1% sequentially

•	Other income during the first quarter includes foreign exchange translation gains of $428,000

•	Loss per share was $0.00, up from a loss of $(0.01) sequentially and down from earnings per diluted share of $0.09 from Q1 last year

•	Cash and investment balances increased by $2.3 million during the quarter to $36.6 million

“Our Pyramid Probe cards and Engineering Probes demonstrated solid performance in the first quarter of 2008 resulting in revenue from consumables increasing to almost 50% of total revenue and improving gross margins. Engineering Products Division revenue was down from the last quarter, as expected, due to lower station sales across all geographical areas,” said Geoff Wild, CEO of Cascade Microtech.

Revenue for the first quarter was $20.8 million, net loss for the quarter was approximately break even at a loss of $16,000 and loss per share was $0.00, compared to revenue of $22.0 million, net loss of $140,000 and loss per share of $(0.01) for the fourth quarter of 2007.

Financial Outlook

Based on the current backlog and anticipated bookings, Cascade anticipates that second quarter 2008 revenues will be in the range of $18.0 million to $21.0 million and that diluted earnings per share will be in the range of a loss of $(0.06) to earnings of $0.01.

About Cascade Microtech

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s leading-edge semiconductor production test consumables include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue and earnings in the second quarter of 2008 are “forward-looking” statements within the meaning of the

Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

The company will host a conference call beginning at 5 p.m. EST (2 p.m. PST) on April 29, 2008 to discuss its results for the first quarter ended March 31, 2008, and its outlook for the second quarter of 2008.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7 p.m. EST at this same internet address. (For a telephone replay, dial (888) 286-8010 passcode: 57642163; International: 617-801-6888.)

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited - in $000’s)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$5,359	$4,900
Marketable securities	27,522	24,521
Accounts receivable, net	17,265	18,195
Inventories	18,972	18,608
Prepaid expenses and other	1,533	1,874
Deferred income taxes	2,731	2,729

Total current assets	73,382	70,827

Long-term investments	3,717	4,836
Fixed assets, net	14,509	14,575
Goodwill	17,310	17,310
Purchased intangible assets, net	14,393	15,042
Other assets	2,720	2,691

Total Assets	$126,031	$125,281

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital leases	$14	$13
Accounts payable	4,657	5,158
Deferred revenue	974	1,102
Accrued liabilities	5,316	5,589

Total current liabilities	10,961	11,862

Long-term debt and capital leases	55	51
Deferred income tax	3,037	3,114
Deferred revenue	423	481
Other long-term liabilities	2,253	2,168

Total liabilities	16,729	17,676

Stockholders’ equity:
Common stock	81,315	79,697
Unrealized holding gain on investments	140	45
Retained earnings	27,847	27,863

Total stockholders’ equity	109,302	107,605

Total Liabilities and Stockholders Equity	$126,031	$125,281

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31 2008	December 31 2007	March 31 2007
Sales	$20,759	$21,992	$22,471

Cost of sales	10,867	11,741	12,087
Stock-based compensation	109	83	122

Gross profit	9,783	10,168	10,262

Operating expenses:
Research and development (includes $116, $107, $79, respectively, of stock-based compensation)	2,906	2,759	2,639
Selling, general and administrative (includes $414, $399, $361, respectively, of stock-based compensation)	6,879	6,872	6,664
Amortization of purchased intangibles	648	649	106

Total operating expenses	10,433	10,280	9,409

Income (loss) from operations	(650)	(112)	853

Other income (expense):
Interest income	264	306	455
Interest expense	(1)	(1)	(1)
Other, net	439	(63)	110

Total other income	702	242	564

Income before income taxes	52	130	1,417
Provision for income taxes	68	270	369

Net income (loss)	$(16)	$(140)	$1,048

Net income (Loss) per share-Basic and Diluted
Basic	$0.00	$(0.01)	$0.09
Diluted	$0.00	$(0.01)	$0.09

Shares used in computing net income per share:
Basic	12,985	12,855	11,808
Diluted	12,985	12,855	12,207

Contact:	Cascade Microtech, Inc.
Steven Sipowicz, Chief Financial Officer, 503 601-1000